Exhibit 99.1

TransAct Technologies Reports Preliminary Fourth Quarter and Full Year 2019 Financial Results

2019 Fourth Quarter Net Sales of $11.2 Million
BOHA! Related Software, Labels and Other Recurring Revenue Increases Over 200% on a Year-Over-Year Basis

Hamden, CT – March 10, 2020 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported preliminary operating results for the quarter and full year ended December 31, 2019.

“We are pleased with our execution throughout the year as we transition the focus of our business to the very large Food Service Technology market opportunity that is served by our BOHA! ecosystem of recurring software and service subscriptions, consumable label sales and our purpose-built BOHA! hardware. We are excited by the momentum our BOHA! solutions technology have received in the market, evidenced by the 58% year-over-year growth in total food service technology sales in the fourth quarter 2019 that includes an over 200% increase in BOHA! related software, labels and other recurring revenue,” said Bart C. Shuldman, Chairman and CEO of TransAct Technologies. “Looking ahead to 2020, our focus will be on investing to leverage our position in this emerging market to grow our business and create significant long-term value for our shareholders. As awareness grows around BOHA!’s ability to drive measurable improvement across restaurant and foodservice operators’ bottom lines, we believe more customers will deploy our BOHA! Solutions.”

Fourth Quarter 2019 Financial Highlights

•	Net Sales: Net Sales for the fourth quarter of 2019 was $11.2 million, down 5% compared to $11.8 million for the fourth quarter of 2018.
•
Gross Profit: Gross profit for the fourth quarter of 2019 was $4.6 million, resulting in gross margin of 41.2%, compared to gross profit of $5.9 million in the fourth quarter of 2018, which resulted in a 50.1% gross margin.

•	Operating income (loss): Operating loss for the fourth quarter of 2019 was $1.1 million, compared to operating income of $1.1 million in the fourth quarter of 2018.
•
Net income (loss): Net loss for the fourth quarter of 2019 was $0.8 million, or $0.11 loss per share, based on 7.5 million diluted weighted average shares outstanding. Net income for the comparable 2018 period was $1.0 million, or $0.12 earnings per share, based on 7.7 million diluted weighted average shares outstanding.

•	EBITDA: EBITDA loss was $0.3 million for the fourth quarter of 2019, compared to positive EBITDA of $1.2 million in the fourth quarter of 2018.
•	Adjusted EBITDA: Adjusted EBITDA loss was $0.1 million for the fourth quarter of 2019, compared to positive adjusted EBITDA of $1.3 million in the fourth quarter of 2018.

Full Year 2019 Financial Highlights
•	Net Sales: Net Sales for the 2019 year was $45.7 million, down 16% compared to $54.6 million for 2018.
•	Gross Profit: Gross profit for the 2019 year was $21.9 million, resulting in gross margin of 47.9%, compared to gross profit of $26.7 million in 2018, which resulted in 49.0% gross margin.
•	Operating income: Operating income for 2019 was $0.3 million, compared to $6.8 million in 2018.
•
Net income: Net income for 2019 was $0.5 million, or $0.07 per share, based on 7.7 million diluted weighted average shares outstanding. Net income for 2018 was $5.4 million, or $0.70 per share, based on 7.8 million diluted weighted average shares outstanding.

•	Adjusted EBITDA: Adjusted EBITDA was $2.4 million for full year 2019, compared to $8.1 million for full year 2018.

2019 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 10, 2020, beginning at 5:00 p.m. ET to discuss the Company’s preliminary fourth quarter and full year 2019 results. Both the call and the webcast are open to the general public. The conference call number is 877-407-4018 and the conference ID number is 13698131 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information that is widely used by analysts, investors and competitors in the Company’s markets as well as by the Company’s management in assessing the Company’s performance. The Company uses these non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation,  and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.4 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

BOHA! is a trademark of TRANSACT Technologies Incorporated. ©2019 TRANSACT Technologies Incorporated. All rights reserved.

Cautionary Statement Regarding Preliminary Financial Information
The Company has prepared the preliminary financial information set forth above on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting as of and for the three months and full year ended December 31, 2019. This financial information is preliminary and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related reviews for the three months and full year ended December 31, 2019. During the course of the preparation of the Company’s consolidated financial statements and related notes as of and for the three months ended December 31, 2019, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above.  As a result, there can be no assurance that the Company’s final results for this period will not differ from the preliminary financial information.

This preliminary financial information should not be viewed as a substitute for financial statements prepared in accordance with GAAP. In addition, this preliminary financial information is not necessarily indicative of the results to be achieved for any future period.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our ability to successfully transition our business towards the food service technology market;  our ability to remediate the material weaknesses over internal control over financial reporting; risks associated with potential future acquisitions; our dependence on a significant customer; general economic conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; the effect on global economic conditions, financial markets and our business from the United Kingdom’s withdrawal from the European Union; the global spread of the coronavirus leading to disruptions in operations of manufacturers in China and Thailand that we rely on for the manufacturing and assembly of our printers and terminals as well as travel restrictions and a reduction in consumer spending impacting the Company’s supply, sales and delivery of its products; and other risk factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the time of issuance of this press release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.

# # #
Investor Contact:
Bart Shuldman Chairman and Chief Executive Officer TransAct Technologies Incorporated 702-388-8180	Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Preliminary and Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$11,162	$11,755	$45,748	$54,587
Cost of sales	6,563	5,869	23,813	27,844
Gross profit	4,599	5,886	21,935	26,743

Operating expenses:
Engineering, design and product development	1,065	1,066	4,393	4,576
Selling and marketing	2,143	1,753	8,033	7,203
General and administrative	2,446	1,994	9,166	8,205
	5,654	4,813	21,592	19,984
Operating income (loss)	(1,055)	1,073	343	6,759

Interest and other expense:
Interest, net	2	(6)	(11)	(27)
Other, net	158	(129)	35	(266)
	160	(135)	24	(293)

Income (loss) before income taxes	(895)	938	367	6,466
Income tax provision (benefit)	(95)	(24)	(149)	1,040
Net income (loss)	$(800)	$962	$516	$5,426

Net income (loss) per common share:
Basic	$(0.11)	$0.13	$0.07	$0.73
Diluted	$(0.11)	$0.12	$0.07	$0.70

Shares used in per share calculation:
Basic	7,470	7,431	7,466	7,444
Diluted	7,470	7,717	7,677	7,759

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Year ended
(In thousands)	December 31,		December 31,
	2019	2018	2019	2018
Food service technology	$1,817	$1,150	$6,104	$5,086
POS automation and banking	1,323	1,372	5,758	7,273
Casino and gaming	5,341	5,319	21,529	26,593
Lottery	365	1,322	1,291	3,093
Printrex	243	235	1,166	1,297
TransAct Services Group	2,073	2,357	9,900	11,245
Total net sales	$11,162	$11,755	$45,748	$54,587

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)

	December 31,	December 31,
(In thousands)	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$4,203	$4,691
Accounts receivable, net	6,418	8,025
Notes receivable	1,017	-
Inventories	12,099	12,835
Other current assets	1,272	1,486
Total current assets	25,009	27,037

Fixed assets, net	2,244	2,272
Right of use assets, net	2,855	-
Goodwill	2,621	2,621
Deferred tax assets	2,471	2,198
Intangible assets, net	817	797
Other assets	44	31
	11,052	7,919
Total assets	$36,061	$34,956

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,960	$3,483
Accrued liabilities	3,041	2,765
Lease liability	945	-
Deferred revenue	700	384
Total current liabilities	7,646	6,632

Deferred revenue, net of current portion	219	265
Lease liability, net of current portion	2,104	-
Deferred rent, net of current portion	-	250
Other liabilities	166	242
	2,489	757
Total liabilities	10,135	7,389

Shareholders’ equity:
Common stock	115	115
Additional paid-in capital	32,604	32,129
Retained earnings	25,348	27,515
Accumulated other comprehensive loss, net of tax	(31)	(82)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	25,926	27,567
Total liabilities and shareholders’ equity	$36,061	$34,956

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Preliminary and Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(800)	$962	$516	$5,426

Interest (income) expense, net	(2)	6	11	27
Income tax provision (benefit)	(95)	(24)	(149)	1,040
Depreciation and amortization	624	258	1,371	997

EBITDA	(273)	1,202	1,749	7,490

Share-based compensation expense	133	105	692	629

Adjusted EBITDA	$(140)	$1,307	$2,441	$8,119